Exhibit I

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO THIS NOTE HAS BECOME EFFECTIVE OR UNLESS THE HOLDER ESTABLISHES THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

[BORROWER]

SENIOR SECURED GUARANTEED NOTE (this “NOTE”)

US$[ ]	November 21, 2012 (the “Issue Date”)

FOR VALUE RECEIVED, Serene View Investment Limited, a company incorporated under the laws of the British Virgin Islands (the “Borrower”), unconditionally promises to pay to the order of ATG GLOBAL MANAGEMENT L.P. (the “Holder”), on the Maturity Date (as defined below) the principal sum of [                ], together with all unpaid and accrued interest hereunder (collectively, the “Indebtedness”), in the manner and subject to the terms and conditions provided in this Note.

This Note is made by the Borrower in favor of the Holder pursuant to that certain Note Purchase Agreement, dated November 1, 2012, by and among the Borrower, the Holder and the other parties thereto (the “Note Purchase Agreement”) and is secured (on a first priority basis) by the Pledged Shares (as defined under the Note Purchase Agreement). The entire principal sum under this Note is being used by the Borrower solely to fund the purchase of the Management Purchased Shares (as defined below).

1. Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Note Purchase Agreement. In addition, the following terms have the meanings indicated:

“Event of Default” means each of the following: (i) the Shareholder or the Borrower shall have breached any of their respective covenants or obligations under the Note Purchase Agreement, the Shareholders Agreement or any other Transaction Documents to which it is a party, which breach is not cured within 10 Business Days of the earlier of (x) receipt of written notice delivered by the Holder or (y) actual knowledge by the Shareholder or the Borrower of such breach; (ii) any representation or warranty made by the Shareholder or the Borrower in the Transaction Documents, or any certificate furnished by the Shareholder or the Borrower pursuant to the provisions of the Transaction Documents, is false or misleading in any material respect as of the time made; (iii) any Transaction Document shall cease for any reason to be in full force and effect; (iv) the Security Documents shall cease to create a first-priority perfected security interest in favor of the Holder in the Pledged Shares; (v) the Shareholder, the Borrower or the Listco shall commence a voluntary case under any bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of any of the Shareholder, the Borrower or the Listco, or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall take any action in furtherance of any of the foregoing; or (vi) the expiry of ninety (90) days after any change in applicable Laws that would result in the loss by the Listco of control over any Group Company or the loss by any Group Company of any material economic benefits derived from, or through, any of the Corporate Structure Contracts, where at the expiry of such period, the Holder and the Shareholder have, despite their prior mutual consultations and reasonable good faith efforts to find a proposed resolution to such change in applicable Laws, have failed to agree in writing on a proposed resolution.

“Holder’s Purchased Shares” mean, collectively, the [                ] ordinary shares of the Listco purchased by the Holder pursuant to those certain Share Purchase Agreements, dated November 1, 2012 (each a “Share Purchase Agreement” and collectively, the “Share Purchase Agreements”), by and among Holder, the Borrower, the applicable “Seller” (as defined therein) and the other parties thereto.

“Management Purchased Shares” mean, collectively, the [                ] ordinary shares of the Listco that are being purchased by the Borrower pursuant to the Share Purchase Agreements with the proceeds of this Note.

“Repurchase Right” has the meaning given under the Shareholders Agreement.

“Repurchase Right Period” has the meaning given under the Shareholders Agreement.

2. Maturity; Prepayment.

(a) Except to the extent the Holder has otherwise exercised its Repurchase Right in respect of the Management Purchased Shares via the cancellation of any Indebtedness under this Note (as more specifically described in Article VI of the Shareholders Agreement), the Indebtedness under this Note shall be immediately due and payable on the earlier of: (i) the fourth (4th) anniversary of the Issue Date, (ii) the occurrence of an Event of Default, (iii) the consummation of the exercise (as applicable) of Holder’s Repurchase Right under the Shareholders Agreement (except if the Repurchase Right has arisen based upon the occurrence of any event described in Section 6.2(b) of the Shareholders Agreement, in which case, it shall be six (6) months following the date the Shareholder ceases to remain employed by the Company), or (iv) the expiry of the Repurchase Right Period if the Holder has not exercised its Repurchase Right by then (except if the Repurchase Right has arisen based upon the occurrence of any event described in Section 6.2(b) of the Shareholders Agreement, in which case, it shall be six (6) months following the date the Shareholder ceases to remain employed by the Company) (as applicable, the “Maturity Date”), without any further action on the part of Holder, and the Borrower shall, at the election of the Holder, immediately pay to Holder all such amounts.

(b) Payments of all amounts due hereunder shall be made in lawful currency of the United States of America by wire transfer of immediately available funds to an account specified by the Holder.

(c) Any payment hereunder which is due on a day other than a Business Day shall be due on the next succeeding Business Day.

(d) Prior to the Maturity Date, the Borrower may not prepay all or any portion of the Indebtedness under this Note without the prior written consent of the Holder; provided, however, that notwithstanding the foregoing, if the Holder sells any Holder’s Purchased Shares prior to the Maturity Date, then upon such sale, the Borrower shall be entitled but is not obligated to prepay such percentage of the Indebtedness to the Holder that is equal to the percentage of the Holder’s Purchased Shares actually sold by the Holder (the “Permitted Prepayment”). For avoidance of doubt, and illustration purposes only, if the Holder sells 50% of the Holder’s Purchased Shares, then the Borrower shall be entitled but is not obligated to prepay up to 50% of the Indebtedness to the Holder.

3. Interest.

(a) Interest shall accrue at the rate of 10.00% per annum, compounded annually on each anniversary of the Issue Date, on the unpaid principal amount of this Note (plus any accrued but unpaid interest that has been compounded) outstanding from time to time.

(b) Interest shall accrue from the Issue Date until the date of repayment and shall be calculated on the basis of the actual number of days elapsed divided by 365.

4. Seniority; Security Interest. This Notes is, and at all times shall, remain the absolute, unconditional, direct and first-priority secured obligations of the Borrower, senior in right and priority of payment to all other present and future indebtedness (actual or contingent) of the Borrower. This Note shall at all times be secured by (i) the charge over Pledged Shares on a first priority basis pursuant to the Security Documents and (ii) the guarantee provided by the Shareholder under the Note Purchase Agreement.

5. Taxation.

(a) The Borrower hereby represents and warrants to the Holder that, as of the date hereof, the Borrower is not required, under the applicable Laws of the British Virgin Islands, to make any deduction of withholding for any taxes for any payments to be made under this Note.

(b) Notwithstanding the foregoing, if, based upon any future changes to the applicable Laws of the British Virgin Islands, the Borrower may or will be required to make any deduction or withholding for any taxes for any payments made under this Note, then the Borrower shall immediately notify the Holder of such changes in Law in order to permit the Parties to discuss in good faith any proposed restructuring of the Borrower and/or the Note to address such changes in Law.

6. Miscellaneous.

(a) Amendment. No modification, amendment or waiver of any provision of this Note shall be effective unless such modification, amendment or waiver is approved in writing by the Holder and the Borrower.

(b) Governing Law. This Note shall be governed by, and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

(c) Waivers of the Borrower. The Borrower hereby waives presentment, notice of non-payment, notice of dishonor, protest, demand and diligence.

(d) Register of Holders. Each Note will be numbered in the order of issuance. The Borrower shall maintain a Register of Holders to record the issuance and any transfers of this Note and containing the names and addresses of the holders of each Note and the principal amount of the Notes held by the holders. The entries in the Register of Holders shall be conclusive and binding for all purposes absent manifest error. The Borrower and the Holder shall treat each Person whose name is recorded in the Register of Holders as the owner of a Note for all purposes, including the right to receive payments of principal and any other amounts due hereunder, notwithstanding notice to the contrary. A Note may be assigned or sold in whole or in part only by registration of the assignment or sale on the Register of Holders. Upon its receipt of a request to assign or sell all or part of any Note by a Holder, the Borrower shall record the information contained therein in the Register of Holders and issue one or more new Notes in the same aggregate principal amount as the principal amount of the surrendered Note to the designated assignee or transferee, provided that the Holder shall not assign or sell part of any Note to any direct competitor of the Listco in the PRC without the written consent of the Borrower.

(e) Reissuance or Replacement of Note.

(i) Lost, Stolen or Mutilated Note. Upon receipt by the Borrower of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the

Borrower in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Borrower shall execute and deliver to the Holder a new Note representing the outstanding principal and treat the earlier Note as cancelled.

(ii) Issuance of New Notes. Whenever the Borrower is required to issue a new Note, the new Note (A) shall be of like tenor with this Note, (B) shall represent, as indicated on the face of such new Note, the principal remaining outstanding, (C) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issue Date of this Note, and (D) shall be in all other respects identical to this Note.

(f) Costs of Collection. The Borrower shall pay all costs of collection of any amounts due hereunder arising as a result of any default by the Borrower hereunder, including reasonable attorneys’ fees and expenses.

(g) Set-Off. All payments under this Note shall be free from set-off or counterclaim.

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IN WITNESS WHEREOF, the Borrower has duly caused this Note to be signed on its behalf, in its corporate name and by its duly authorized officer, on the date first stated above.

BORROWER:

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By:
	Name:	[ ]
	Title:	[ ]

Borrower Address:
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[Signature Page to Note]